Exhibit 5.1

January 12, 2022

Avinger, Inc.

400 Chesapeake Drive

Redwood City, CA 94063

Re:         Registration Statement on Form S-3 (File No. 333-230124)

Ladies and Gentlemen:

We have acted as counsel to Avinger, Inc. a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated January 12, 2022, to the Prospectus, dated March 29, 2019 included in the Registration Statement on Form S-3 (File No. 333-230124) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of 7,600 shares (the “Shares”) of the Company’s Series D convertible preferred stock, par value $0.001 per share (the “Series D Preferred Stock”), with each share of Series D Preferred Stock initially convertible into 19,000,000 shares (the “Conversion Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), warrants exercisable for an aggregate of 16,150,000 shares of Common Stock (the “Common Warrants” and the shares of Common Stock issuable upon the exercise of the Warrants the “Common Warrant Shares”), and placement agent warrants (the “Placement Agent Warrants”, and together with the Common Warrants, the “Warrants”) exercisable for an aggregate of 1,330,000 shares of Common Stock (the “Placement Agent Warrant Shares”, and together with the Common Warrant Shares, the “Warrant Shares,” and together with the Shares, Warrants, Conversion Shares, and Series D Preferred Stock the “Securities”), pursuant to that pursuant to that certain securities purchase agreement, dated January 12, 2022 (the “Securities Purchase Agreement”, and together with the Warrants, the “Transaction Documents”), by and among the Company, and certain investors as identified therein (the “Purchasers”) with H.C. Wainwright & Co., LLC as placement agent (the “Placement Agent”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.	The Shares of Preferred Stock, when issued and delivered against payment of the consideration therefor specified in the Transaction Documents, will be validly issued, fully paid and non-assessable.

2.

The Conversion Shares, when issued upon conversion of the Preferred Stock in accordance with the Certificate of Designation of the Series D Convertible Preferred Stock to be filed in connection with the offering contemplated by the Prospectus Supplement and the Amended and Restated Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

Avinger, Inc.

January 12, 2022

3.

The Warrants, when issued, executed and delivered against payment of the consideration thereof specified in the Transaction Documents, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.

The Warrant Shares initially issuable upon exercise of the Warrants, when issued and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof, including, without limitation, payment of the consideration therefor as described in the Warrants, will be validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to the following qualifications and exceptions:

(a)

Our opinions set forth in paragraph 3 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b)

Our opinions set forth in paragraph 3 above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c)

Our opinions set forth in paragraph 3 above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d)

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of Delaware, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e)	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Dorsey & Whitney LLP